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                                                                     EXHIBIT 11



                                      NABI
                       CALCULATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                         Three Months Ended      Six Months Ended
                                                              June 30,                June 30,
                                                         ------------------      -----------------
                                                          1996       1995         1996       1995
                                                         ------     -------      ------     ------
Net income (loss)                                       $ 1,642   $ (2,529)     $ 2,127   $ (4,359)
                                                        =======   ========      =======   ========
Weighted average number of common  shares
   outstanding during the period                         34,387     33,519       34,210     33,456

Add dilutive effect of common stock equivalents:

Stock options and warrants (as determined by the
   application of the treasury stock method)              1,394         --        1,536         --
                                                        -------   --------      -------   --------
Weighted average number of shares and common
   share equivalents used in primary earnings
     per share computations                              35,781     33,519       35,746     33,456
                                                        =======   ========      =======   ========
Earnings (loss) per share                               $  0.05   $  (0.08)     $  0.06   $  (0.13)
                                                        =======   ========      =======   ========





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